SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549


                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      May 29, 1996



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

Item 5.   Other Events.

     The following information updates certain matters previously reported to the Securities and Exchange Commission under Part I,
Item 1 - Business of the Annual Report on Form 10-K for 1995 and under Part I - Management's Discussion and Analysis and Part II,
Item 5 - Other Information of the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of Atlantic Energy, Inc. and Atlantic City Electric Company (ACE).

Salem Station

On May 23, 1996, ACE and Atlantic Energy, Inc. issued the following press release:


          SALEM NUCLEAR GENERATING STATION CO-OWNERS TO PURCHASE
                     STEAM GENERATOR FOR SALEM UNIT 1
                  FROM UNFINISHED SEABROOK NUCLEAR UNIT 2


     The co-owners of the Salem Nuclear Generating Station will purchase unused steam generators from the unfinished Seabrook unit 2 nuclear power plant in New Hampshire for installation in Salem Unit 1. Atlantic City Electric Company (ACE) and co-owners, Public Service Electric & Gas (PSE&G), PECO Energy Company and Delmarva Power and Light Company, jointly announced the agreement today.

     By using these steam generators, PSE&G, operator of the facility, said that it expects to return Salem Unit 1 to operation in the second quarter of 1997. Salem Unit 2 is on schedule for return to service on August 27, 1996. The return of both units is subject to Nuclear Regulatory Commission concurrence.

     Units 1 and 2 at Salem have been out of service since
May 16 and June 7, 1995, respectively. Since that time, PSE&G has been engaged in a thorough reassessment of the units' equipment, work processes, and personnel.

     In February, tests indicated microscopic cracks in steam generator tubes at Salem Unit 1. PSE&G has been conducting additional inspections and analyses to determine whether the steam generators should be repaired or replaced. In April, various options were identified that could make a return to service in the first half of 1997 a possibility. The decision to replace the steam generators proved the best option from both an operational and financial perspective.

     The co-owners plan to purchase four Westinghouse Model F steam generators that had been installed in Seabrook 2, which was never completed and is now owned by Northeast Utilities and 10 other co-owners. They will be shipped primarily by barge and are expected to arrive at the Salem site before the end of this year.

     PSE&G estimates that the cost of purchasing and installing the Seabrook steam generators is between $150 million and $170 million. ACE's share would be between $11.1 million and $12.6 million.

     Steam generators are large heat exchangers in which hot water from the reactor passes through tubes and converts surrounding water into steam that drives the unit's turbines to produce electricity. Each existing Salem unit steam generator contains 3,388 U-shaped tubes about 40-feet high and 7/8-inch in diameter.

     Westinghouse's Model F steam generator is a newer technology than the models they will replace. Model F steam generator tubes are made out of heat-treated Inconel and they have performed well in nuclear plants throughout the world.

     The Salem Station consists of two 1,100 megawatt pressurized water nuclear reactors located along the Delaware River in Salem County, NJ. PSE&G operates the station and owns 42.59% of the facility; PECO Energy Company owns 42.59%; ACE owns 7.41% and Delmarva Power and Light Company also owns 7.41%.

     Each Salem unit represents approximately 3.5% of ACE's installed electric generating capacity. ACE's net investment in the Salem Station represents approximately 6% of its assets.

              **********************************************

                          SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                          Atlantic Energy, Inc.
                      Atlantic City Electric Company
                               (Registrant)

                    By:    /s/ L. M. Walters
                               L. M. Walters
                    Treasurer of Atlantic Energy, Inc.
           Vice President, Treasurer and Assistant Secretary of
                      Atlantic City Electric Company

Date: May 29, 1996